EXHIBIT 10.2
THE BON-TON STORES, INC.
RESTRICTED STOCK AGREEMENT
PERFORMANCE SHARES
This Restricted Stock Agreement — Performance Shares dated as of  _____  , 20  _____  (“Agreement”), between The Bon-Ton Stores, Inc. (the “Company”) and  _____  (the “Grantee”).
1.    Definitions. As used herein:
(a)    “Committee” means the Human Resources and Compensation Committee of the Board of Directors of the Company, or such other committee as may be designated by the Board of Directors pursuant to the Plan.
(b)    “Date of Grant” means  _____  , 20  _____  , the date on which the Company awarded the Restricted Stock (the “Award”).
(c)    “Forfeiture Date” means any date during the Restricted Period on which Grantee’s employment with the Company or an Affiliate of the Company terminates for any reason other than death or disability, within the meaning of subsection 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, “Affiliate” shall mean a corporation that is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.
(d)    “Plan” means The Bon-Ton Stores, Inc. 2009 Omnibus Incentive Plan, as may be amended from time to time.
(e)    “Restricted Period” with respect to any shares of Restricted Stock (as hereinafter defined) means the period beginning on the Date of Grant and ending on the Vesting Date for such shares.
(f)    “Vesting Date” means the date set as upon which the Restricted Stock shall vest.
All other capitalized terms used herein shall have the meaning set forth in the Plan except to the extent the context clearly requires otherwise. This Agreement is intended to be consistent with the terms of the Plan and is subject in all regards to the terms of the Plan. All determinations regarding the vesting of Restricted Stock hereunder shall be made by the Committee consistent with the Plan’s provisions regarding performance-based compensation. In any case where there is a conflict between the terms of this Agreement and the terms of the Plan, the conflict shall be resolved in favor of the Plan.
2.    Grant of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, the Company grants to Grantee  _____  (  _____  ) shares of the Company’s Common Stock, par value $.01 (the “Restricted Stock”). The Restricted Stock is subject to vesting (or forfeiture) on the basis of the achievement of certain performance goals established for the Company’s 20  _____  fiscal year (i.e., the fiscal year ending on  _____  , 20  _____  ). Except as otherwise provided herein, the Restricted Stock shall vest (or be forfeited) as follows:

20  _____ Fiscal Year Performance Targets. The Restricted Stock shall become vested or shall be forfeited as a result of the achievement or non-achievement of performance targets for the selected performance metrics to be established for the Company’s 20  _____  fiscal year by the Committee. These performance targets shall be determined by the Committee consistent with the Plan and in the normal course (i.e., in the first quarter of the Company’s 20  _____  fiscal year).
20  _____  Fiscal Year Vesting Date. The Vesting Date with respect to the Restricted Stock shall be as of  _____  , 20  _____  , subject to the Committee’s certification in writing of its determination of the level of achievement of the performance goals established in connection with the vesting of such shares of Restricted Stock (without regard to whether Grantee has remained employed by the Company or an Affiliate of the Company after the Vesting Date). Any portion of the Restricted Stock not vested as a result of such determination shall be considered as having been forfeited as of  _____  , 20_.
3.    Restrictions on Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, Grantee shall not be permitted to sell, transfer, pledge or assign any Restricted Stock during such shares’ Restricted Period.
4.    Lapse of Restrictions. Subject to the terms and conditions set forth herein and in the Plan, the restrictions on Restricted Stock set forth in Paragraph 3 shall lapse on such shares’ Vesting Date; provided, however, that on such Vesting Date Grantee is, and has continuously been, an employee of the Company or an Affiliate of the Company during such shares’ Restricted Period or termination of employment was due to death or disability.
5.    Forfeiture of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, if Grantee’s employment with the Company or an Affiliate of the Company terminates during the Restricted Period for any reason other than death or disability, within the meaning of the Code, Grantee shall forfeit any Restricted Stock still subject to restrictions as of the Forfeiture Date. Upon a forfeiture of any shares of Restricted Stock as provided in this Paragraph 5, the shares of Restricted Stock so forfeited shall be reacquired by the Company without consideration.
6.    Rights of Grantee. Except for the restrictions set forth in Paragraph 3, during the Restricted Period Grantee shall have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote the Restricted Stock to the same extent that such shares could be voted if they were not subject to the restrictions set forth in this Agreement. However, cash dividends payable with respect to the Restricted Stock during the Restricted Period shall not accrue or be paid to Grantee. Any extraordinary dividends or dividends that are in the nature of a distribution of shares or are otherwise equivalent to a stock split, shall be subject to the same restrictions as apply to the Restricted Stock with respect to which such extraordinary dividends or shares were issued and shall be forfeited in accordance with Paragraph 5 unless the restrictions lapse in accordance with Paragraph 4.
7.    Change of Control of the Company. In the event of a Change of Control, the Committee may take whatever action with respect to the Restricted Stock it deems necessary or desirable, including, without limitation, removing any restrictions or imposing any additional restrictions on such Restricted Stock.
8.    Notices. Any notice to be given to the Company shall be addressed to the General Counsel of the Company at its principal executive office, and any notice to be given to Grantee shall be addressed to Grantee at the address then appearing on the personnel records of the Company or the Affiliate of the Company by which he or she is employed, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when personally delivered, sent by recognized courier service, or by other messenger, or when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

9.    Securities Laws. The Committee may from time to time impose any conditions on the Restricted Stock as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the conditions of Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended.
10.    Delivery of Shares. Upon a determination that the Restricted Stock has become vested, the Company shall notify Grantee (or Grantee’s personal representative, heir or legatee in the event of Grantee’s death) that the restrictions on the Restricted Stock have lapsed, and shall, without payment from Grantee for such Restricted Stock, upon such Grantee’s request deliver a certificate for such Restricted Stock without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 9, provided that no certificates for shares will be delivered to Grantee (or to his or her personal representative, heir or legatee) until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such shares. The Company may condition delivery of certificates for shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a share on the Vesting Date.
11.    Status of Restricted Stock. The Restricted Stock is intended to constitute property that is subject to a substantial risk of forfeiture during the Restricted Period, and subject to federal income tax in accordance with section 83 of the Code. Section 83 generally provides that Grantee will recognize compensation income with respect to the Restricted Stock on such Restricted Stock’s Vesting Date in an amount equal to the then Fair Market Value of the shares for which restrictions have lapsed. Alternatively, Grantee may elect, pursuant to Section 83(b) of the Code, to recognize compensation income for all or any part of the Restricted Stock at the Date of Grant in an amount equal to the Fair Market Value of the Restricted Stock subject to the election on the Date of Grant. Such election must be made within 30 days of the Date of Grant and Grantee shall immediately notify the Company if such an election is made. Grantee should consult his or her tax advisors to determine whether a Section 83(b) election is appropriate.
12.    Administration. This Award has been granted pursuant to and is subject to the terms and provisions of the Plan. All questions of interpretation and application of the Plan and this Award shall be determined by the Committee. The Committee’s determination shall be final, binding and conclusive.
13.    Award Not to Affect Employment. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate Grantee’s employment, services, responsibilities, duties, or authority to represent the Company or any Affiliate at any time for any reason whatsoever.
14.    Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer shares in connection with this Award, the Company shall have the right to (a) require Grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or (b) take whatever action it deems necessary to protect its interest with respect to tax liabilities.
15.    Compensation Recovery Policy. In addition to, and not in limitation of, the Company’s rights under Paragraph 5, in the event of a restatement of the Company’s financial statements, the Company may take action to recoup Restricted Stock earned or distributed in accordance with the Company’s Compensation Recovery Policy.

16.    Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
17.    Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

THE BON-TON STORES, INC.
By:	______________________

Grantee: ____________________

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